Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
SVB Financial Group:
We consent to the use of our report with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference.

/s/ KPMG LLP
San Francisco, California
November 14, 2019